Exhibit 99.1

For more information, please contact:

COMPANY	INVESTOR RELATIONS
Xin Ma, Chief Financial Officer	David Rudnick, Account Manager
SkyPeople Fruit Juice, Inc.	Precept Investor Relations LLC
Tel: China + 86 - 29-8837-7161	Tel: US +1 917-864-8849
Email: oliver.x.ma@skypeoplefruitjuice.com	Email: david.rudnick@preceptir.com
Web: http://www.skypeoplefruitjuice.com

SkyPeople Fruit Juice Announces Cancellation of Related Party Loan in

Sale of Stock to SkyPeople CEO

XI'AN, China, October 16, 2015 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU - News) ("SkyPeople" or "the Company"), a producer of fruit juice concentrates, fruit juice beverages and other fruit-related products, today announced that its Board of Directors has approved an agreement whereby its Chief Executive Office, Mr. Yongke Xue, through an entity controlled by him, has agreed to purchase 5,321,600 shares of the Company’s common stock at $1.50 per share for a total price of $7,982,400 to be paid for by the cancellation of the $8 million loan to SkyPeople Juice Group Co., Ltd. (a 99.78% indirectly owned operating subsidiary of the Company). The minority shareholder who owns 0.22 % of SkyPeople Juice Group Co., Ltd. has paid $17,600 to Mr. Xue for the remaining portion of the loan’s repayment .

“The Board’s decision to convert the related party loan into equity strengthens the Company’s balance sheet and provides for further financial flexibility,” said SkyPeople Chairman and CEO Yongke Xue. “The Company’s Board of Directors is intent upon creating timely operating and financial strategies to optimize SkyPeople’s growth opportunities,” Mr. Xue concluded.

As background, the loan from the Chief Executive Officer Xue through an entity controlled by him and his brother to the Company was dated February 18, 2013, and was renewed again on February 18, 2014 under the original terms of the agreement. The unsecured term loan had a principal amount of $8 million at an interest rate of 6% per annum.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and a wholly owned subsidiary of Pacific, holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”). SkyPeople (China), together with its operating subsidiaries in China, is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople,” which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.